CONSULTING GROUP CAPITAL MARKETS FUNDS

January 21, 2016

Westfield Capital Management Company, L.P.
One Financial Center, 23rd Floor
Boston, MA 02111
Attention: William A. Muggia

Subject:	Consulting Group Capital Markets Funds Amendment to Investment Advisory Agreement

Dear Mr. Muggia:

           In connection with the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) and Westfield Capital Management Company, L.P. (the “Adviser”) on behalf of the Consulting Group Capital Markets Funds and in addition to those terms and conditions stated therein, the Manager and Adviser agree to the following:

    Effective as of February 22, 2016 (the “Effective Date”), Appendix A to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix A attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

    If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE MANAGER	THE ADVISER
CONSULTING GROUP ADVISORY SERVICES LLC	WESTFIELD CAPITAL MANAGEMENT COMPANY , L.P.
By: /s/ Robert Garcia	By: /s/ Kathryn Kearney
Name: Robert Garcia	Name: Kathryn Kearney
Title: Co-Chief Operating Officer	Title: CFO, CCO